Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Fourth Quarter and Fiscal Year 2008 Results

For Immediate Release

Wednesday, March 18, 2009

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) reported results of operations for the fourth quarter and fiscal year ended January 3, 2009.

HIGHLIGHTS INCLUDED:

•                  PGI achieved record sales in 2008 of $1.15 billion, up 8.1% over the prior year and marking the sixth consecutive year of revenue growth.  Fourth quarter sales grew 5.5% over the prior year period to $280.0 million

•                  Gross profit for the fourth quarter grew 36.5% to $53.0 million, representing a gross profit margin of 18.9% compared to 14.6% for the fourth quarter of 2007.  Fiscal year 2008 gross profit was up 9.5% to $184.9 million compared to gross profit in fiscal year 2007 of $168.9 million, and represented a gross profit margin of 16.1%

•                  Cash flows from operations for fiscal 2008 increased 52.1% over 2007 to $59.3 million and net debt was reduced by $27.3 million

•                  Net income for fiscal 2008 was $5.4 million compared to a loss of $41.1 million in 2007

•                  Adjusted EBITDA was up 31.8% to $36.2 million for the fourth quarter compared to the prior year period and up 41.6% on a sequential quarter basis.  For the year, Adjusted EBITDA was relatively flat at $117.6 million.  Adjusted EBITDA, a non-GAAP financial measure, is defined and reconciled to net income below.

“PGI finished 2008 as a stronger company,” said PGI’s chief executive officer, Veronica (Ronee) M. Hagen.  “On record sales, we were able to increase profit and cash flows while effectively managing the balance sheet and reducing net debt.  This was achieved during a year of significant volatility in the global markets.  In addition to our financial achievements, PGI continued to make progress on its strategic goal to become the global industry leader.  During the year we increased volumes in the developing regions, successfully commercialized our proprietary Spinlace® technology and grew our global medical business to attain what we believe is the leading market position in the markets where we participate,” Hagen said.

FOURTH QUARTER OVERVIEW

Net sales for the fourth quarter of 2008 were $280.0 million, up $14.5 million from the fourth quarter of 2007.  Sales growth was primarily the result of higher sales prices to reflect the increase in raw material costs experienced for the first eight months of 2008, and improved product profit mix.  Additionally, the company achieved volume growth in Latin America and Asia as a result of new capacity installations and growth in the medical business.  These volume gains were offset by lower industrial market volumes on a global basis.  As compared to the third quarter of 2008, volumes sold to the nonwoven industrial markets in the U.S. and Europe were approximately 20% lower.  Foreign currency translation rates negatively impacted sales by $6.7 million in the fourth quarter compared to the same period the prior year.

After experiencing raw material cost increases for the first eight months of the year, raw material prices began to decline dramatically in September of 2008 and continued to decline through the end of the year.  As a result, the company experienced a $13.9 million improvement in its gross profit during the fourth quarter as a result of selling price increases of $23.3 million coupled with raw material cost increases of $9.4 million compared to the fourth quarter of 2007.  Additionally, improved product mix and lower depreciation costs outweighed increases in manufacturing costs.  The net result was a $14.2 million increase in gross profit for the fourth quarter of 2008 to $53.0 million.

Operating income for the fourth quarter of 2008 was $2.0 million compared to a loss of $17.8 million in the fourth quarter of 2007 and income of $9.0 million in the third quarter of 2008.  Included in operating income were special charges of $15.2 million in the fourth quarter of 2008, primarily comprised of non-cash impairment charges of $13.1 million relating to certain U.S. nonwoven facilities, which experienced a decline in profits and cash flows resulting from the current economic downturn.  Special charges amounted to $31.5 million in the fourth quarter of 2007 and $1.7 million in the third quarter of 2008.  Selling, general and administrative (“SG&A”) expenses were higher than the prior year by $5.9 million, primarily associated with volume-based export and distribution costs in developing regions.

The company recorded a net loss for the fourth quarter 2008 of $1.9 million, or $0.10 per share, compared to a net loss of $21.8 million or $1.12 per share for the same period the prior year.

“The fourth quarter represented a strong close to 2008,” said Hagen.  “We benefitted significantly from the dramatic drop in raw material costs, but also were able to capitalize on our efficient manufacturing processes and the relative stability available to us from the disposable end use markets.  We were successful in generating significant cash flow during the quarter and I believe we are positioned favorably as we begin 2009.”

FULL YEAR OVERVIEW

2008 net sales were $1,145.6 million, up $86.0 million over the prior year.  Growth in the Nonwovens segment was the predominant driver to 2008 revenue.  Price increases in the Nonwovens segment implemented to offset higher raw material costs, combined with approximately $7.0 million of mix improvements, produced $69.1 million of the total sales growth for the company.  Additionally, foreign currency translation contributed $16.7 million of total sales growth during the year.  Sales in the Oriented Polymers Division were essentially flat compared to 2007 at $174.4 million.  During the year, the company’s proprietary Spinlace® product line was commercialized, resulting in an improved profit mix as volumes from the line replaced lower margin hydroentanglement volumes prior to the time that the line was retrofitted.  Additionally, the company successfully grew high grade medical sales from its plants in China and increased volume in Latin America from new capacity installed in Argentina at the end of 2007.

Gross profit for the year of $184.9 million increased 9.5% over the prior year gross profit of $168.9 million, due primarily to improvements in the spread of sales price to raw material costs and product mix improvements in the Nonwovens segment.  For the year, raw material costs were $81.5 million higher than in fiscal 2007 and were offset by $83.9 million of sales price increases and positive mix improvements.

The company reported operating income of $37.2 million compared to an operating loss of $0.4 million in 2007.  Included in operating income for 2008 were $20.1 million of special charges, of which $13.1 million were noncash asset impairment charges.  Operating income in 2007 included $61.7 million of special charges, of which $37.4 million were noncash impairment charges.  SG&A expenses for the year were $122.6 million, representing 10.7% of sales, compared to 10.2% of sales in 2007, reflecting foreign currency translation impacts of $2.4 million and higher export and distribution costs combined with approximately $1.6 million of executive severance and separation costs.

The company recorded net income in 2008 of $5.3 million, or $0.27 per share, compared to a loss of $41.1 million, or $2.13 per share, for the prior year.

“PGI made progress on many of our strategic initiatives to grow in our markets and we improved our core processes.  That improvement is demonstrated in our results.  Dramatic changes in raw material prices caused significant volatility in our results in 2008.  After a historic run up during the first three quarters of the year, costs declined even more dramatically in the fourth quarter.  This ultimately had an effect on volumes; however we view our underlying results as very positive.  We were focused on managing the balance sheet and cash during the year, and were very successful.  Even with such an unpredictable financial and economic backdrop, we improved our position in the marketplace, which we believe shows the value of our global model and strong regional presence,” Hagen said.

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP financial measure defined and reconciled below, for the fourth quarter of 2008 increased $8.7 million, or 31.8%, over the fourth quarter of 2007 to $36.2 million driven by overall improvement in profit per unit as raw material costs declined during the quarter.  For the year, Adjusted EBITDA was $117.6 million compared to $119.9 million in 2007.

2009 OUTLOOK

“During 2009, we will continue to execute on our commitment to optimize customer value.  At the same time, we are cognizant of the macro economic trends and will diligently manage controllable costs and the balance sheet to ensure PGI remains a company positioned for long-term success.  We will focus on those things we can control.  This includes excellence in how we do business, our internal processes and our operations.  We will continue to optimize our strong regional business models and focus on revenue-specific innovation both on a product and process basis.  We believe these initiatives will yield superior long-term results,” Hagen said.

The company expects the net effect of lower selling prices, associated with lower raw material costs, and lower overall volumes in the industrial markets to result in lower sales in 2009 compared to 2008 in excess of 10%.  However, Adjusted EBITDA, as defined in the company’s credit agreement, is expected to be essentially flat year-over-year as mix improves and costs are reduced.

The company expects Adjusted EBITDA for the first quarter of 2009 to be relatively strong based on continued low prices for raw materials.  Based on available market information, the company expects raw material costs to steadily rise during 2009.  In a rising raw material environment, the company’s earnings are negatively impacted.  This could have a negative impact on earnings, specifically in the second half of the year.  Additionally, second half volume assumptions do not incorporate a recovery in the overall economy.  The eventual outcome of either of these assumptions could impact results in the second half of 2009.

The company expects to reduce debt levels during the year, resulting in lower cash interest costs.  As a result, cash flows from operations as presented in the annual statement of cash flows are currently expected to increase approximately 15% to 20% in 2009.  Capital expenditures are expected to be less than $50 million for the year, consisting primarily of spending on the new line in Mexico.

Robert J. Kocourek, PGI’s chief financial officer, added, “As a result of a focused commitment to manage the balance sheet, PGI was able to reduce net debt by over $27 million during 2008.  At the end of the year, the company had over $45 million of cash on hand, well in excess of our normal operating balance requirements of $15 million to $20 million.  At the end of the year, our leverage ratio, as defined in our credit agreement, was 3.57x.  Based on the level of cash on hand at the end of 2008 and our expectations for 2009, we fully expect to be in compliance with our debt covenant ratios throughout the year.”

PGI undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, including projected Adjusted EBITDA and other performance measures for fiscal 2009, whether as a result of new information, future events or otherwise.  Although the company believes its current expectations to be based upon reasonable assumptions, the company can give no assurance that its expectations will be attained or that actual results will not differ materially.

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA (as defined below) is used in this release as a “non-GAAP financial measure,” which is a measure of the company’s financial performance that is different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable Securities and Exchange Commission rules.  A non-GAAP financial measure, such as EBITDA or Adjusted EBITDA, should not be viewed as an alternative to GAAP measures of performance such as (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. The calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

As defined in the company’s credit agreement, Adjusted EBITDA equals net income (loss) before income and franchise tax expense (benefit), interest expense, net, depreciation and amortization, minority interests net of cash distributions, write-off of loan acquisition costs, non-cash compensation, foreign currency gain and losses, net, and special charges, net of unusual or non-recurring gains. The company presents Adjusted EBITDA, as defined in its credit agreement, as the measurement used as a basis for determining compliance with several covenants thereunder.  It is also generally consistent with the metric used by management as a performance measurement for certain performance-based incentive compensation plans.  In addition, the company considers Adjusted EBITDA an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry.

Included in this release is a reconciliation of net income to Adjusted EBITDA, which illustrates the differences in these measures of operating performance.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 17 manufacturing and converting facilities in 8 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; changes in selling prices to customers which are based, by contract, on an underlying index; domestic and foreign competition; reliance on major customers and suppliers; inability to achieve successful or timely start-up on new or modified production lines; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President – Strategy & Corporate Development

(704) 697-5186

normand@pginw.com

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Three Months Ended January 3, 2009,

Three Months Ended September 27, 2008 and

Three Months Ended December 29, 2007

(In Thousands, Except Per Share Data)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	January 3,	September 27,	December 29,
	2009	2008	2007

Net sales	$279,954	$301,037	$265,425

Cost of goods sold	226,905	258,011	226,559

Gross profit	53,049	43,026	38,866

Selling, general and administrative expenses	31,261	29,968	25,315

Special charges, net	15,244	1,687	31,487
Other operating (income) loss, net	4,518	2,348	(118)

Operating income (loss)	2,026	9,023	(17,818)

Other expense (income):
Interest expense, net	8,490	8,002	7,490
Other (gain) loss, net	1,817	(3,205)	(480)

Income (loss) before income tax expense and minority interests	(8,281)	4,226	(24,828)

Income tax expense (benefit)	(1,313)	2,542	(3,490)
Minority interests, net of tax	(5,095)	(1,738)	431

Net Income (loss)	$(1,873)	$3,422	$(21,769)

Average common shares outstanding	19,296	19,336	19,406

Income (loss) per common share:
Basic	$(0.10)	$0.18	$(1.12)

Diluted	$(0.10)	$0.18	$(1.12)

POLYMER GROUP, INC.

Consolidated Statements of Operations (Unaudited)

Twelve Months Ended January 3, 2009 and

Twelve Months Ended December 29, 2007

(In Thousands, Except Per Share Data)

	Twelve Months	Twelve Months
	Ended	Ended
	January 3,	December 29,
	2009	2007

Net sales	$1,145,637	$1,059,663

Cost of goods sold	960,769	890,800

Gross profit	184,868	168,863

Selling, general and administrative expenses	122,604	108,122

Special charges, net	20,088	61,734
Other operating (income) loss, net	5,013	(554)

Operating income (loss)	37,163	(439)

Other expense (income):
Interest expense, net	33,157	32,377
Other gain, net	(988)	(2,494)

Income (loss) before income tax expense and minority interests	4,994	(30,322)

Income tax expense	6,398	8,838
Minority interests, net of tax	(6,757)	1,986

Net Income (loss)	$5,353	$(41,146)

Average common shares outstanding	19,261	19,301

Income (loss) per common share:
Basic	$0.27	$(2.13)

Diluted	$0.27	$(2.13)

POLYMER GROUP, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	January 3,	December 29,
	2009	2007

ASSETS

Current assets:
Cash and cash equivalents	$45,718	$31,698
Accounts receivable, net	134,003	139,505
Inventories	121,906	139,726
Other	31,758	28,906
Total current assets	333,385	339,835

Property, plant and equipment, net	347,590	394,770
Intangibles and loan acquisition costs, net	8,156	9,965
Other assets	13,331	6,101
Total assets	$702,462	$750,671

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$133,820	$150,365
Current portion of long-term debt and short-term borrowings	21,160	11,444
Other	4,266	2,069
Total current liabilities	159,246	163,878

Long-term debt	392,505	415,514
Other noncurrent liabilities	57,500	53,002
Total liabilities	609,251	632,394
Minority interests	12,939	19,745

Shareholders’ equity	80,272	98,532
Total liabilities and shareholders’ equity	$702,462	$750,671

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	January 3,	September 27,	December 29,
	2009	2008	2007
Selected Financial Data
Depreciation and amortization expense included in operating income	$12,561	$12,124	$14,062

Noncash compensation costs included in operating income	$507	$495	$(2)

Amortization of loan acquisition costs	$370	$345	$352

Capital expenditures	$5,863	$7,503	$14,347

Special charges, net
Asset Impairment charges	$13,096	$—	24,954
Restructuring and plant realignment costs	2,126	1,512	6,093
Other	22	175	440
	$15,244	$1,687	$31,487

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(1,412)	$242	$(78)
Canada	(821)	25	138
Europe	127	(178)	167
Asia	24	39	174
Latin America	6,600	2,220	(519)
	$4,518	$2,348	$(118)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net Income (loss)	$(1,873)	$3,422	$(21,769)
Income & franchise tax expense (benefit)	(1,741)	2,582	(3,137)
Interest expense, net	8,490	8,002	7,490
Depreciation and amortization included expense in operating income	12,561	12,124	14,062
Minority interests, net of tax & cash disbursements	(5,095)	(1,738)	(162)
Non-cash compensation	506	495	(2)
Foreign currency (gain) loss, net	8,219	(1,248)	557
Special charges, net	15,244	1,687	31,487
Other charges (gains), net	(161)	199	(1,088)

Adjusted EBITDA	$36,150	$25,525	$27,438

POLYMER GROUP, INC.

Selected Financial Data (Unaudited)

(In Thousands)

	Twelve Months	Twelve Months
	Ended	Ended
	January 3,	December 29,
	2009	2007
Selected Financial Data
Depreciation and amortization expense included in operating income	$50,197	$56,813

Noncash compensation costs included in operating income	$3,202	$2,653

Amortization of loan acquisition costs	$1,406	$1,386

Capital expenditures	$34,277	$60,720

Special charges, net
Asset Impairment charges	$13,096	37,445
Restructuring and plant realignment costs	6,388	23,543
Other	604	746
	$20,088	$61,734

Other operating (income) loss, net including Foreign Currency (Gain) Loss
United States	$(1,008)	$(522)
Canada	(950)	680
Europe	283	402
Asia	500	352
Latin America	6,188	(1,466)
	$5,013	$(554)

Adjusted EBITDA
The following table reconciles Adjusted EBITDA to net income for the periods presented:

Net Income (loss)	$5,353	$(41,146)
Income & franchise tax expense	7,245	9,863
Interest expense, net	33,157	32,377
Depreciation and amortization included expense in operating income	50,197	56,813
Minority interests, net of tax & cash disbursements	(6,757)	(751)
Non-cash compensation	3,202	2,653
Foreign currency (gain) loss, net	4,712	(239)
Special charges, net	20,088	61,734
Other charges (gains), net	400	(1,389)

Adjusted EBITDA	$117,597	$119,915